Cova Series Trust
                                                Form: N-SAR December 31, 1996
                                                    Attachment - Item 77C


                           Submission of matters to a vote of security holders


If any matter has been submitted to a vote of security holders, furnish the following information:

(a). The date of the meeting and whether it was an annual or special meeting.
                  October 24, 1996 - Special meeting.

(b). If the meeting involved the election of directors, state the name of each director elected at the the meeting and the names of all other directors now in office:

         Not Applicable

(c). Describe each matter voted at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter.
                                                  Affirmative       Negative
        Matter Involved                              Votes             Votes



        1. Approved a Sub-Advisory Agreement
           among the Cova Series Trust,Cova
           Investment Advisory Corporation and
           Van Kampen American Capital Investment
           Advisory Corp., as described in Proxy
           Statement, due to the change of control
           of Van Kampen American Capital.       44,229,207           1,514,952